Exhibit 7(c)

VOTING AGREEMENT

     This VOTING AGREEMENT (this “Agreement”), dated as of January 17, 2005, between John C. Malone (“Stockholder”) and UnitedGlobalCom, Inc., a Delaware corporation (“UGC”),

W I T N E S S E T H:

     WHEREAS, as of December 31, 2004, Stockholder owned 815,474 shares of Series A common stock, par value $0.01 per share, of Liberty Media International, Inc. (“LMI”) and 5,186,254 shares of Series B common stock, par value $0.01 per share, of LMI (together with any other shares of capital stock of LMI acquired by Stockholder in his individual capacity (and not in any Representative Capacity (as defined below)) after the date hereof and during the term of this Agreement, the “Subject Shares”);

     WHEREAS, in addition to the Subject Shares, Stockholder is the sole trustee of two irrevocable trusts holding, as of December 31, 2004, in the aggregate, 198 shares of LMI Series A Stock and 1,036,028 shares of LMI Series B Stock (together with any other shares of capital stock of LMI acquired by Stockholder in any Representative Capacity after the date hereof and during the term of this Agreement (including any Subject Shares transferred pursuant to Section 3.2 which are then owned or held by Stockholder in any Representative Capacity), the “Trust Shares”) and, in such Representative Capacity, has the power, subject to his fiduciary duties in such Representative Capacity, directly or indirectly, to vote or direct the voting of such Trust Shares;

     WHEREAS, as of December 31, 2004, the Subject Shares and the Trust Shares represented approximately 22.1% and 4.4%, respectively, of the voting power of LMI’s issued and outstanding capital stock;

     WHEREAS, concurrently with the execution and delivery of this Agreement, UGC, LMI, New Cheetah, Inc., a Delaware corporation (“HoldCo”), Cheetah Acquisition Corp., a Delaware corporation (“Cheetah Merger Sub”), and Tiger Global Acquisition Corp., a Delaware corporation (“Tiger Merger Sub”), are entering into an agreement (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, LMI will merge with Cheetah Merger Sub and UGC will merge with Tiger Merger Sub, whereupon each of UGC and LMI will become a wholly-owned subsidiary of HoldCo (the “Mergers”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement; and

     WHEREAS, the Special Committee has made it a condition to the Special Committee’s approval of the Merger Agreement and UGC’s willingness to enter into the Merger Agreement, that Stockholder enter into this Agreement, pursuant to which Stockholder, among other things, is agreeing to vote the Subject Shares in favor of the adoption by LMI of the Merger Agreement and the approval of the merger of LMI and Cheetah Merger Sub (the “LMI Merger”), and the Stockholder, at the request of the LMI Board, is willing to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES
OF STOCKHOLDER AND UGC

     Section 1.1.      Representations and Warranties of Stockholder. Stockholder represents and warrants to UGC as of the date hereof as follows:

     (a)      Authority. Stockholder has all requisite power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms.

     (b)      No Conflicts; Required Filings and Consents.

(i)      Neither the execution and delivery of this Agreement by Stockholder, nor compliance by Stockholder with the terms hereof will violate any law, rule or regulation applicable to Stockholder or conflict with or result in a breach, or constitute a default (with or without due notice, lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture or other agreement, to which Stockholder is a party or by which Stockholder is bound, other than such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of his obligations under this Agreement.

(ii)      The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his obligations under this Agreement will not, require any Government Consent or Governmental Filing, except (x) Governmental Filings to be made pursuant to the federal securities laws and (y) where the failure to obtain such Government Consent or make such Governmental Filing would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of his obligations under this Agreement.

     (c)      The Subject Shares. Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of any Restriction, other than as set forth on Schedule 1.1(c) and other than this Agreement. Other than (i) the Trust Shares,(ii) Stockholder’s interest in LMI Series A Stock held in LMI’s 401(k) Plan and (iii) shares with respect to which Stockholder does not possess sole voting or dispositive power , Stockholder does not own of record or beneficially, any shares of capital stock of LMI other than the Subject Shares. Stockholder has the sole right to vote the Subject Shares

     (d)      The Trust Shares. Stockholder is the sole trustee of each of the trusts owning the Trust Shares and, subject to any fiduciary and similar duties owed to the beneficiaries of such trusts, has the sole right to vote the Trust Shares.

     (e)      Reliance by UGC. Stockholder understands and acknowledges that UGC is entering into the Merger Agreement in reliance upon his execution and delivery of this Agreement.

     (f)      Litigation. There is no action or proceeding pending or, to the actual knowledge of Stockholder, threatened, against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

     Section 1.2.      Representations and Warranties of UGC. UGC represents and warrants to Stockholder as of the date hereof as follows: Each of this Agreement and the Merger Agreement has been approved by the UGC Board and by the Special Committee; such approval represents all necessary corporate action on the part of UGC, except for the approval of UGC’s stockholders contemplated by the Merger Agreement. Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of UGC. Each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of UGC enforceable against UGC in accordance with their respective terms.

ARTICLE II

VOTING OF SUBJECT SHARES AND TRUST SHARES

     Section 2.1.      Agreement to Vote. Stockholder agrees that at any meeting of stockholders of LMI called to vote upon the LMI Merger and the Merger Agreement or at any adjournment thereof or in connection with any consent solicitation engaged in by LMI, at or in connection with which a vote, consent or other approval (including by written consent) with respect to the LMI Merger and the Merger Agreement is sought, in each case held or occurring prior to the termination of this Agreement, Stockholder will vote (or cause to be voted or execute a written consent in respect of) the Subject Shares, and, to the extent consistent with Stockholder’s fiduciary and other duties in his Representative Capacity, the Trust Shares, in favor of the adoption by LMI of the Merger Agreement and the approval of the LMI Merger and any actions reasonably required in furtherance thereof. The term “Representative Capacity” means as a proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity.

     Section 2.2.      Not Applicable to Stockholder in Other Capacities. Nothing herein contained shall (a) restrict, limit or prohibit Stockholder from exercising (in his capacity as a director or officer) his fiduciary duties to the stockholders of LMI under applicable law, or (ii) require Stockholder, in his capacity as an officer of LMI, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of the LMI Board undertaken in the exercise of its fiduciary duties, provided that nothing in this Section 2.2 shall relieve or be deemed to relieve Stockholder from his obligations under Section 2.1 of this Agreement.

ARTICLE III

ADDITIONAL AGREEMENTS

     Section 3.1.      Conditions of Transfers. Except (x) as permitted pursuant to Section 3.2 hereof and (y) for pledges to banks and other financial institutions to secure indebtedness (which pledges and loans will be on customary terms and conditions and will not (prior to any default or foreclosure thereunder) interfere with the ability of Stockholder to vote or otherwise comply with his obligations hereunder in any material respect), Stockholder agrees not to:

     (a)      Sell, assign, transfer, grant a participation interest in, option, pledge, hypothecate or otherwise dispose of or encumber (each a “Transfer”) any Subject Shares or options to acquire additional shares of LMI capital stock (“Options”), or any interest therein, unless (i) Stockholder provides prior notice to the Special Committee of such Transfer; (ii) the transferee executes a voting agreement in the form of this Agreement, and (iii) Stockholder remains liable for any breach of such voting agreement by such transferee;

     (b)      grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section 2.1 with respect to any Subject Shares or Options; or

     (c)      deposit any Subject Shares or Options into a voting trust.

     Section 3.2.      Exempt Transfers. Notwithstanding the restrictions set forth in Section 3.1, Stockholder will be entitled to Transfer Subject Shares or Options to (a) his wife, children, grandchildren and other members of his family, (b) trusts, foundations, limited and general partnerships, limited liability companies and other entities in connection with good faith estate planning and similar wealth management programs and arrangements and (c) foundations charitable organizations and similar entities in connection with Stockholder’s charitable giving, in each case so long as Stockholder has the right (including where such right is subject to Stockholder’s fiduciary and similar obligations in a Representative Capacity) to vote such shares (including shares issued upon exercise of Options) in accordance with this Agreement.

     Section 3.3.      Disclosure. Stockholder agrees to the publication and disclosure in the Joint Proxy Statement/Prospectus with respect to the Mergers and all documents and schedules filed with the Securities and Exchange Commission, of Stockholder’s identity and ownership of the Subject Shares and the Trust Shares and the nature of Stockholder’s material commitments, arrangements and understandings under this Agreement.

     Section 3.4.      Cooperation. Stockholder will cooperate in all reasonable respects with the law firms that are to render the opinions referred to in each of Sections 8.1, 8.2 and 8.3 of the Merger Agreement by providing reasonable assurances as to factual matters, including as to the absence of any plan or intention of Stockholder to dispose (or to cause the trusts to dispose) of any of the HoldCo stock received by Stockholder or the trusts in respect of the Subject Shares or the Trust Shares, as the case may be, pursuant to the transactions contemplated by the Merger Agreement.

ARTICLE IV

TERMINATION

     Section 4.1.      Termination. This Agreement shall terminate upon the earliest of (x) the closing of the Mergers and (y) the termination of the Merger Agreement in accordance with its terms. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

ARTICLE V

MISCELLANEOUS

     Section 5.1.      Additional Shares. In the event Stockholder becomes the legal or beneficial owner of any additional shares of capital stock or other securities of LMI (other than where such beneficial ownership is disclaimed), including pursuant to the exercise of Options, any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such additional securities; provided, however, that to the extent Stockholder becomes such legal or beneficial owner in a Representative Capacity or such shares or securities of LMI are acquired as a dividend or distribution on, or otherwise in respect of, Trust Shares, then such additional shares or other securities will be deemed to be Trust Shares for purposes of this Agreement.

     Section 5.2.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

     Section 5.3.      Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware or, in the federal courts located in the State of Delaware. Each of the parties hereto consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.9 shall be deemed effective service of process on such party.

     Section 5.4.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

     Section 5.5.      Specific Performance. Stockholder acknowledges and agrees that (i) the obligations and agreements of Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) UGC and the Special Committee is and will be relying on such covenants in connection with entering into, and, the performance of its obligations under, the Merger Agreement, and (iii) a violation of any of the obligations or agreements of Stockholder in this Agreement will cause UGC irreparable injury for which adequate remedies are not available at law. Therefore, Stockholder agrees that UGC shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a Delaware Court of competent jurisdiction may deem necessary or appropriate to restrain Stockholder from committing any violation of its covenants, obligations or agreements set forth herein. These injunctive remedies are cumulative and in addition to any other rights and remedies UGC may have.

     Section 5.6.      Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by UGC (and approved by the Special Committee) and signed by Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, and, in the case of UGC, approved by the Special Committee.

     Section 5.7.      Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other party, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the parties and their respective successors and permitted assigns, including in the case of Stockholder, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of the Subject Shares (including upon the death, disability or incapacity of Stockholder). Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, to the extent Stockholder ceases to act in a Representative Capacity with respect to any Trust Shares or such Representative Capacity is terminated with respect to any such Trust Shares, no person succeeding to Stockholder’s duties in such Representative Capacity or otherwise acquiring legal or beneficial ownership of such Trust Shares will be considered a successor or assign of Stockholder for purposes of this Agreement.

     Section 5.8.      Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 5.9.      Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic confirmation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

     (a)      if to UGC to:

UnitedGlobalCom, Inc.
4643 South Ulster Street
Denver, Colorado 80237
Attn: Ellen Spangler, Esq.
Fax: (303) 770-4207

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn.: Franci J. Blassberg, Esq.
Paul S. Bird, Esq.
Fax: (212) 909-6836

and

Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
Attn.: W. Dean Salter, Esq.
Fax: (303) 866-0200

     (b)      if to Stockholder to:

John C. Malone
12300 Liberty Boulevard
Englewood, CO 80112
Fax: (720) 875-5394

with copies to:

Elizabeth M. Markowski
Senior Vice President and
General Counsel
Liberty Media International, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Fax: (720) 875-5858

and

Robert W. Murray Jr.
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Fax: (212) 259-2540

     Section 5.10.      Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 5.11.      Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     Section 5.12.      Integration. This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof.

     Section 5.13.      Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 5.14.      Further Assurances. From time to time at the request of UGC, and without further consideration, Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and shall take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

     Section 5.15.      Stop Transfer. Stockholder agrees that he shall not request that LMI register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such Transfer is made in compliance with this Agreement.

     Section 5.16.      Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

UNITEDGLOBALCOM, INC.
By:	/s/ Michael T. Fries
	Name:	Michael T. Fries
	Title:	President and Chief Executive Officer

/s/ John C. Malone
John C. Malone

Schedule 1.1(c)

1.	Restrictions created by or arising under the federal securities laws.

2.	Restrictions that do not (in the case of a bona fide pledge, prior to any default or foreclosure) interfere with the ability of Stockholder to vote the Subject Shares in accordance with his obligations under this Agreement.